RESTRICTED STOCK AGREEMENT


             THIS AGREEMENT made as of the 21st day of December, 1994, by and between Heartland Development Corporation, a Wisconsin corporation (the "Company"), Erroll B. Davis, Jr. (the "Shareholder"), and the spouse of the Shareholder, and WPL Holdings, Inc., a Wisconsin corporation ("Holdings").

                                   WITNESSETH:

             WHEREAS, the Shareholder serves as President of Holdings with supervisory responsibility for the Company and serves as Chairman of the Company;

             WHEREAS, to promote continuity of management and retain the services of the Shareholder and enhance the interest of the Shareholder in the success of the Company, Holdings believes it is in its and its shareholders' best interests to grant an equity interest in the Company to the Shareholder and to provide the Shareholder with rights to exchange shares of the Company for shares of Common Stock, $.01 par value ("Holdings Common Stock") of Holdings, which exchange is intended by Holdings and the Shareholder to qualify as a reorganization under the Internal Revenue Code Section 368(a)(1)(B);

             WHEREAS, Holdings, the Company and the Shareholder believe it to be in the best interests of the parties hereto to assure the continuity of ownership of the shares of Common Stock, no par value per share, of the Company ("Stock") to be granted to the Shareholder pursuant to this Agreement by providing for, among other things, certain restrictions on the transfer of such Stock;

             WHEREAS, the Wisconsin Marital Property Law, Wisconsin Statutes Chapter 766, effective January 1, 1986, may have the effect of vesting in the Shareholder's spouse (the "Spouse") an interest in the Stock to be owned by the Shareholder, which interest may take the form of an interest in marital property or deferred marital property under such law; and

             WHEREAS, the Shareholder desires to provide for the disposition of any interest that the Shareholder's Spouse may obtain in the Shareholder's Stock by reason of the Wisconsin Marital Property Law.

             NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto mutually agree and covenant as follows:

             1. Definitions. For purposes of this Agreement, the following terms have the meanings set forth below:

             "Cause" means any one or more of the following: (i) theft, dishonesty, fraudulent misconduct, gross dereliction of duty or other grave misconduct on the part of the Shareholder which is substantially injurious to Holdings or the Company or (ii) repeated and demonstrated failure to perform material duties in a competent and efficient manner.

             "Disability" means the Shareholder becomes physically or mentally disabled so as to become unable, for a period of more than six
   (6) consecutive months, to perform his duties hereunder on substantially a full-time basis.

             "Divorce" is defined in Section 9(A).

             "Net Book Value Per Share" means the value of the Company's consolidated tangible assets minus all of its consolidated liabilities as reflected on the Company's financial statements for the year end immediately preceding the date in question, divided by the number of shares of Stock outstanding as of the date of such financial statements, plus any additional shares of Stock that have vested in the Shareholder pursuant to this Agreement subsequent to the date of such financial statements (with such share numbers appropriately adjusted for any stock splits); provided, however, that no value shall be given to goodwill, going concern value, trademarks, copyrights, licenses, trade names, patents or other intangible assets of the Company. Net Book Value Per Share shall be determined in accordance with generally accepted accounting principles consistently applied. If the Company has obtained audited financial statements for such fiscal year, such audited financial statements shall be conclusively used in such calculation.

             "Pledge" is defined in Section 6(A).

             "Public Offering" means an underwritten offering to the public, or distribution to the shareholders of Holdings, of equity securities which results in at least 20% of the total value of the Company's equity securities being held by 500 or more shareholders other than Holdings.

             "Purchaser." The Company shall at all times have the right (but not the obligation) to arrange for the purchase by one or more Purchasers in the Company's stead of all or part of any Stock that the Company has the right or obligation to purchase pursuant to any Section of this Agreement. The term "Purchaser" shall mean an individual or entity designated by the Company to purchase Stock in lieu of the Company, as provided by the preceding sentence, in such amounts and on such terms and conditions as the Company shall determine. Such designation of a Purchaser or Purchasers and such determination of amounts, terms and conditions shall be made by the Company's Board of Directors. Each Purchaser shall pay its pro rata share of the aggregate purchase price as set forth in the appropriate Section of this Agreement for any Stock purchased by such Purchaser.

             "Sale Notice" is defined in Section 10(A).

             "Sale of the Company" means (i) the transfer for value of more than 50% of the shares of Stock owned by the existing shareholders in the aggregate, or of voting trust certificates representing such shares, to a purchaser or purchasers, other than one or more of the existing shareholders, in a transaction or series of transactions in any one (1) year period; or (ii) the merger or consolidation of the Company so that upon completion of such transaction the existing shareholders own less than 50% of the outstanding Stock of the successor; or (iii) the sale of substantially all of the Company's assets to one or more third parties for value in one transaction or a series of related transactions. "Sale of the Company" shall not include a Public Offering, a pledge of Stock by the Company's majority shareholder or a transfer of such Stock by the Company's majority shareholder to its primary lenders.

             "Transfer" is defined in Section 4(A).

             "Transferee" is defined in Section 9(D).

             "Transfer Notice" is defined in Section 5(A).

             "Valuation Formula Price" means a price as of the most recent Fiscal Year as determined by an independent appraiser selected by the Compensation Committee of the Board of Directors of Holdings and the Shareholder, provided however, if Holdings and the Shareholder cannot agree on an appraiser each of Holdings and the Shareholder shall select an appraiser and each of such appraisers so selected shall select a third appraiser. The Valuation Formula Price shall be the average of the fair market values determined by such three appraisers.

             2. Grant of Stock. In consideration of the continued employment of the Shareholder by Holdings and the Company, the Company grants to the Shareholder 1.67 shares of Stock upon the terms and conditions set forth herein.

             3. Vesting. As long as the Shareholder is still serving the Company as its Chairman, the Stock granted to the Shareholder pursuant to
   Section 2 hereof shall vest in the Shareholder as follows: (i) .4175 shares of Stock on December 21, 1994; (ii) .4175 shares of Stock on March 31, 1995; (iii) .4175 shares of Stock on March 31, 1996; and (iv) .4175 shares of Stock on March 31, 1997. Notwithstanding the vesting schedule above, (A) all shares of Stock granted to the Shareholder pursuant to
   Section 2 hereof shall vest in the Shareholder if there is a Sale of or public offering by the Company and (B) in the event of the Executive's death or Disability prior to March 31, 1997, a pro rata portion (based on the number of days elapsed from the immediately preceding March 31 to the date of death or Disability) of the Stock that would have vested on the next succeeding March 31 shall vest as of the date of death or Disability.

             4.  Restrictions on Transferability.

             (A) Except as hereinafter provided, the Shareholder may not sell, pledge, encumber, transfer by or pursuant to a gift or bequest or otherwise transfer or dispose of, and will not permit to be sold, encumbered, attached, or otherwise disposed of or transferred in any manner, either voluntarily or by operation of law (collectively referred to as "Transfer"), all or any portion of the Stock granted to the Shareholder pursuant to this Agreement, or any Stock at any time hereafter acquired by the Shareholder in respect of such Stock, except in accordance with and subject to the terms of this Agreement.

             (B) For purposes of this Agreement, all references to Stock owned or held by the Shareholder shall include, without limitation, all interests in Stock now owned or hereafter acquired by the Spouse as marital property or pursuant to the Spouse's elective rights to deferred marital property or to an augmented marital property estate. The creation of an interest in the Stock in the Spouse by operation of marital property laws during the Shareholder's lifetime shall not be deemed to be a Transfer of such Stock or any portion thereof for purposes of this Agreement so long as (i) the Stock in which such interest is created continues to be registered solely in the name of the Shareholder and (ii) the Shareholder maintains full management and control rights with respect to such Stock; provided, however, that if either of the foregoing conditions shall cease to be satisfied, then the Shareholder and the Company shall have the option to purchase the Spouse's interest in the Stock in the sequence and manner and upon the same terms and conditions as specified in Section 9 hereof as if the marital relationship of the Shareholder and the Spouse had been terminated. During the marriage of the Shareholder and the Spouse, the Shareholder's obligation to sell or to offer to sell Stock and the Company's option or right to purchase the Stock hereunder shall include an obligation on the part of the Spouse to sell or to offer to sell any interest of the Spouse in the Stock in the same manner and upon the same terms and conditions.

             (C) Anything in this Agreement to the contrary notwithstanding, the Shareholder may not Transfer any shares of Stock granted pursuant to
   Section 2 hereof until such shares are vested pursuant to Section 3 hereof.

             5.   Right of First Refusal.

             (A) If the Shareholder desires to Transfer any Stock (other than pursuant to Sections 6 or 7 or to the Company), then the Shareholder shall give prior written notice ("Transfer Notice") of such intention to the Company specifying the name of the proposed transferee, the proposed consideration for such transfer, the number of shares involved and all other terms of the proposed transfer. Such Transfer Notice shall constitute an offer to sell to the Company the number of shares of Stock indicated in the Transfer Notice at a price per share equal to the lesser of the price specified in the Transfer Notice per share or the Net Book Value Per Share (or if after March 31, 1997, the Valuation Formula Price) as of the date of the Transfer Notice. Within thirty (30) days after receipt of such Transfer Notice, the Company may, at its option, elect to purchase all, but not less than all, of the shares of Stock offered. The Company shall exercise its option to purchase by delivering written notice thereof to the Shareholder within the option period.

             (B) If the Company elects to purchase the Shareholder's Stock as provided in Section 5(A), then the terms of payment for such purchase shall be the terms offered by the Shareholder's proposed transferee as specified in the Transfer Notice; provided, however, if the shares of Stock are offered for purchase because of a Transfer by operation of law, the terms of such purchase shall be cash at the closing. The closing of any sale made pursuant to Section 5(A) hereof shall be held not later than sixty (60) days after receipt of the Transfer Notice by the Company or on such other date as mutually agreed by the Company and the Shareholder.

             (C) If the Company is entitled to purchase the Shareholder's Stock as provided herein but does not elect to do so, then the Shareholder may make a bona fide transfer of the Stock described in the Transfer Notice to the prospective purchaser named in the Transfer Notice. Such transfer shall be made only in strict accordance with the specific terms stated in the Transfer Notice and only if such purchaser agrees in writing to sign a counterpart of this Agreement so as to impose on the Stock so transferred restrictions on further transferability identical to the restrictions imposed by this Agreement, and to bind the transferee as if such transferee were a party hereto. If, however, the Shareholder fails to make such transfer in compliance with this Section 5(B) within thirty
   (30) days following the expiration of the last time period provided in
   Section 5(A) above, the Shareholder's Stock shall again become subject to all the restrictions of this Agreement.

             6. Pledge. If the Shareholder desires to voluntarily Transfer by pledge, security interest or other encumbrance ("Pledge") any of the Shareholder's Stock (other than to the Company), then the Shareholder shall first give notice thereof to the Company, setting forth the terms of Pledge and affording to the Company a period of not less than ten (10) days within which to consult and advise with the Shareholder and attempt to arrange an acceptable alternative to such Pledge, if desirable and feasible. Such notice period may be waived or shortened by written notice from the Company to the Shareholder. Any attempted Pledge in violation of this Agreement shall be void. If no mutually acceptable alternative is arranged within such period, then the Shareholder shall be free to effect such Pledge, provided that the Shareholder shall continue to be subject to all of the terms and provisions of this Agreement in respect to the Shareholder's interest in the Pledged Stock, and the holding by the pledgee shall likewise be subject to all such terms and provisions as though the pledgee were a party hereto. So long as such Pledge is in effect, if the Shareholder shall default (or be deemed by the pledgee to be in default), then the Company shall at all times thereafter have the immediate and continuing option to purchase the Pledged Stock (whether still in Pledge or in the ownership of the pledgee or any other transferee) upon notice by the Company to the Shareholder, pledgee or other record holder, at the Net Book Value Per Share as of the date of default and in current and immediately available funds within thirty (30) days after notice has been given of election to purchase such shares or on such other date as mutually agreed by the Company and the Shareholder, pledgee or other recordholder, as the case may be.

             7.   Termination of Employment.

             (A) In the event of the Shareholder's death, Disability or termination from employment without Cause, or resignation after March 31, 1997 or termination for Cause after March 31, 1997, (i) the Shareholder or the personal representative of the Shareholder's estate shall be required to sell all Stock held or owned by such Shareholder, and the Company shall be required to purchase all such Stock, at a purchase price per share equal to the Valuation Formula Price as of the date of death, Disability or termination or resignation after March 31, 1997, as the case may be; and (ii) any shares of Stock granted to the Shareholder pursuant to
   Section 2 hereof but not vested pursuant to Section 3 hereof shall automatically be forfeited and returned to the Company and any dividend or other distribution held in trust by the Company pursuant to Section 13 hereof and applicable to such shares shall automatically be forfeited to the Company.

             (B) In the event of the Shareholder's resignation from his employment by Holdings or the Company prior to March 31, 1997 or Holdings or the Company's termination of the Shareholder's employment for Cause prior to March 31, 1997, (i) such Shareholder shall be required to sell all Stock held or owned by such Shareholder, and the Company shall be required to purchase all such Stock at a purchase price per share equal to the Net Book Value Per Share as of the date of resignation or termination, and (ii) any shares of Stock granted to the Shareholder pursuant to
   Section 2 hereof but not vested pursuant to Section 3 hereof shall automatically be forfeited and returned to the Company and any dividend or other distribution held in trust by the Company pursuant to Section 13 hereof and applicable to such shares shall automatically be forfeited to the Company.

             (C) For purchases and sales pursuant to Section 7(A) or 7(B), the purchase price shall be paid in current and immediately available funds within thirty (30) days after such termination described in Section 7(A) or 7(B) or on such other date as mutually agreed by the Company and the Shareholder or the personal representative of the Shareholder's estate, as the case may be.

             8. Involuntary Transfer. Whenever the Shareholder has any notice or knowledge of any attempted, impending or consummated involuntary Transfer of any of the Shareholder's Stock, whether by operation of law or otherwise, the Shareholder shall give immediate written notice thereof to the Company. Whenever the Company has any other notice or knowledge of any such attempted, impending or consummated involuntary Transfer, it may give written notice thereof to the Shareholder. In either case, the Shareholder will forthwith disclose to the Company all pertinent information in his possession relating thereto. If any Stock is subject to any such involuntary Transfer, the Company shall at all times have the immediate and continuing option to purchase such Stock upon notice by the Company to the Shareholder or other record holder, at the Net Book Value Per Share or in event of an involuntary transfer after March 31, 1997, at the Valuation Formula Price as of the date of involuntary Transfer and in current and immediately available funds within thirty (30) days after notice has been given of election to purchase such shares or on such other date as mutually agreed by the Company and the Shareholder or other record holder, as the case may be, and Stock so purchased shall in every case be free and clear of such Transfer.

             9.  Termination of Marital Relationship.

             (A) If the marital relationship of the Shareholder and the Spouse is terminated by the death of the Spouse or by divorce, annulment, legal separation or other termination by judicial process ("Divorce") and the Shareholder does not receive, or succeed to, all interests of the Spouse in Stock acquired through marital property laws or otherwise, whether by testamentary disposition, operation of law, property settlement agreement, court order or otherwise, then the Shareholder will have the option to purchase any part or all of the Spouse's interest in the Stock and the Spouse or the personal representative of the Spouse's estate, as the case may be, shall be obligated to sell such interest in the Stock at the Net Book Value Per Share if prior to March 31, 1997, and thereafter at the Valuation Formula Price as of the date of death or Divorce, as the case may be, and in current and immediately available funds within thirty
   (30) days after notice has been given (as provided for below) or on such other date as mutually agreed by the Company, the Shareholder and the Spouse or the personal representative of the Spouse's estate, as the case may be.

             (B) If the Shareholder elects to purchase the Spouse's interest in the Stock in whole or in part, the Shareholder shall signify such election and the portion of the Spouse's interest in the Stock to be purchased by written notice delivered to the Spouse or the personal representative of the Spouse's estate and to the Company within sixty (60) days after the date of the Spouse's death or the effective date of the Divorce.

             (C) If the Shareholder fails to exercise such option in full within such 60-day period, the Company shall, during the 60-day period following the later of (i) the expiration of the 60-day period described in Section 9(B) or (ii) the date upon which the Company shall receive actual notice of the Spouse's death or Divorce, have the option to purchase that portion of the Spouse's interest in the Stock not purchased by the Shareholder upon written notice delivered within such latter 60-day period to the Spouse or to the personal representative of the Spouse's estate. If the Company elects to purchase that portion of the Spouse's interest not purchased by the Shareholder as provided herein, the price shall be the Net Book Value Per Share if prior to December 21, 1997, and thereafter at the Valuation Formula Price as of the date of death or Divorce, as the case may be, and such payment shall be in current and immediately available funds within thirty (30) days after notice of such election has been given or on such other date as mutually agreed by the Company and the Spouse or the personal representative of the Spouse's estate, as the case may be.

             (D) Upon lapse in whole or in part of the Shareholder's and the Company's option heretofore described, the Spouse or the personal representative of the Spouse's estate, as the case may be, shall continue to be bound by the provisions of this Agreement with respect to any interest in the Stock not purchased pursuant to this Section 9; provided, however, that the personal representative may transfer any part or all of the Stock not so purchased pursuant to the terms of the Spouse's Last Will and Testament or other estate planning documents or pursuant to the laws of intestacy (if applicable) of the state of which the Spouse shall have been a resident on the date of the Spouse's death (the transferee being hereinafter referred to as "Transferee"); provided, further, that all interests in the Stock so transferred shall continue to be subject to all of the terms and conditions of this Agreement. The Shareholder's obligation to sell or to offer to sell Stock pursuant to this Agreement shall include an obligation on the part of the Spouse, the personal representative of the Spouse's estate, or the Transferee to sell or to offer to sell the interest in the Stock owned by such person in the same manner and upon the same terms and conditions. In the absence of a court order, no obligation to cause shares representing an interest in the Stock owned by the Spouse, the personal representative of the Spouse's estate or the Transferee to be registered in such person's name if such shares shall then be registered in the Shareholder's name. The Company shall have the right to require, as a condition to any transfer of Stock on the books of the Company, that the Transferee execute a shareholders' agreement substantially in the form of this Agreement.

             10.  Sale of the Company.

             (A) In the event of an impending Sale of the Company, the Company shall send prior written notice of such impending sale (the "Sale Notice") to the Shareholder, which notice shall set forth the consideration to be paid for each share of Stock and the terms and conditions of the proposed sale. Within five (5) days after the date of the Sale Notice, the Shareholder shall have the right to require, by written notice to the Company, that all, but not less than all, of his Stock, whether vested pursuant to Section 3 hereof or not, be included in such sale, on substantially the same terms and conditions and for the same or equivalent consideration as are available to other shareholders. If the Sale of the Company is accomplished pursuant to a sale of substantially all of the Company's assets, then the Company shall fulfill its obligation under this Section by distributing to the Shareholder his pro-rata share of the proceeds of such sale.

             (B) If the Sale Notice so provides, the Shareholder shall be required to sell all of his Stock at the same price, on the same terms and conditions, at such time (which may be immediately) and in such manner as specified in the Sale Notice.

             11. Public Offering. In the event of a Public Offering, Sections 4(A), 5, 6, 7, 8, 9, 10 and 11.1 of this Agreement shall terminate; provided, however, that obligations to make payments, if the event creating such obligations occurred prior to the Public Offering, shall not hereby be terminated.

             11.1 Exchange of Stock for WPL Holdings, Inc. Common Stock.

             (A) Commencing on March 31, 1997 and on March 31 of each year thereafter, or next succeeding business day if such date is not a business day, (each such date separately the "Exchange Date"), the Shareholder shall be entitled to exchange 33 1/3% of the shares of Stock owned by the Shareholder on the Exchange Date for shares of Holdings Common Stock. If the Shareholder does not exercise his exchange option on any Exchange Date, he shall then be entitled to exchange the following Applicable Percentage of shares of Stock owned on subsequent Exchange Dates.

            Years from              Applicable
      Previous Exchange Date        Percentage

                1                     33 1/3
                2                       55
                3                       70
                4                       80
                5                      100

             When the remaining shares of Stock owned by the Shareholder equal .5 shares or less, the next Applicable Percentage shall be 100%.

             For purposes of such exchange, each share of Stock shall be valued at the Valuation Formula Price and shares of Holdings Common Stock shall be valued at their Fair Market Value. Fair Market Value of Holdings Common Stock means average of the per share closing prices in its principal trading market for the Holdings Common Stock for the five (5) trading days next preceding the Exchange Date.

             (B) All shares of Holdings Common Stock exchanged pursuant to this Agreement will be subject to the following agreement: (i) the shares may not be sold, transferred or otherwise alienated or hypothecated except in compliance with the Securities Act of 1933 and applicable State securities laws; and (ii) the Company may require the Shareholder to enter into an appropriate agreement at the time of delivery of Holdings Common Stock.

             12. Voting Rights. The Shareholder shall have voting rights for all Stock granted pursuant to Section 2 hereof regardless of whether it has vested pursuant to Section 3 hereof.

             13. Dividends and Other Distributions. Unless specifically determined by the Board of Directors and reflected in written notice to the Shareholder, no dividends or other distributions will be paid with respect to the Stock owned by the Shareholder; provided, however, that dividends may be paid on Stock owned by Holdings ("Holdings Stock") respecting capital invested in the Company by Holdings after January 1, 1992, which dividends shall for purposes of this Agreement be deemed to be return of capital to Holdings, and the Shareholder shall have no rights to receive or participate pro rata or otherwise in such distributions. The total amount of dividends on Holdings Stock shall not exceed the portion of paid-in capital and retained earnings allocated to Holdings Stock. All dividends on Holdings Stock shall be considered a repurchase of Holdings Stock at the Valuation Formula Price next preceding the date of any dividend payment. The Shareholder and Holdings recognize that the agreements set forth in this Paragraph 13 result in the creation of two
   (2) classes of Common Stock, no par value, of the Company and agree to execute appropriate amendments to the Articles of Incorporation reflecting such agreement.

             14. Endorsement on Stock Certificates. Conspicuously noted on each certificate representing Stock now owned or hereafter acquired by the Shareholder (or his Spouse or transferee) shall be a legend reading substantially as follows:

             "ANY SALE, ASSIGNMENT, TRANSFER, PLEDGE OR ANY OTHER DISPOSITION OF THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE IS RESTRICTED BY, AND SUBJECT TO, THE TERMS AND PROVISIONS OF A RESTRICTED STOCK AGREEMENT DATED AS OF _______________. A COPY OF SUCH AGREEMENT AND OF ALL AMENDMENTS OR SUPPLEMENTS THERETO IS ON FILE IN THE OFFICE OF THE SECRETARY OF THE COMPANY. BY ACCEPTANCE OF THIS CERTIFICATE, THE HOLDER AGREES TO BE BOUND BY THE TERMS OF SAID AGREEMENT AND ALL AMENDMENTS OR SUPPLEMENTS THERETO."

             15. Certain Breaches. If the Shareholder refuses to deliver stock certificates representing Stock in breach of this Agreement (as determined by the Company's legal counsel), the Company shall have the right to cancel the outstanding stock certificates owned or held by or in the name of the Shareholder and to reissue stock certificates representing such shares in the name of the Company and/or any Purchaser upon the payment of the appropriate aggregate purchase price as provided herein, and the defaulting Shareholder agrees to indemnify and hold the Company and any Purchaser harmless from and against all costs, damages and expenses as a result of such breach.

             16. Certain Actions by the Company. The Shareholder agrees that, if the Company is unable to make any purchase required of it hereunder because of the provisions of applicable statutes or of its Articles of Incorporation or By-Laws, the Company, the Shareholder, and the Spouse, transferees and legal representatives of the Shareholder and his/her Spouse shall take such corporate action as may be necessary to permit the Company to make such purchase, including without limitation any action necessary to recapitalize the Company to increase the surplus of the Company to an amount adequate to pay the purchase price of the Stock to be so purchased; provided, however, that the foregoing shall not be construed to require any such person to make any additional personal investment in the Company. Notwithstanding the foregoing, nothing contained in this Agreement shall require the Company to purchase or impose any liability upon the Company for failing to purchase Stock if such purchase would render the Company insolvent or would be prohibited by law or any applicable state or federal regulation. The Shareholder further agrees that nothing in this Agreement shall in any way limit the Company's rights to issue additional shares of Stock provided, however, in the event that shares are issued at less than Net Book Value Per Share (or if after March 31, 1997, the Valuation Formula Price) the Board shall make such an equitable adjustment, as it shall determine in its reasonable discretion in the price at which shares held by the Shareholder may be repurchased by the Company.

             17. Withholding Tax. If the Company determines that it is required to withhold state or federal income tax or FICA tax as a result of the vesting of the Shareholder's Stock, the Shareholder will make arrangements satisfactory to the Company to enable it to satisfy such withholding requirements. Notwithstanding the foregoing, the Shareholder may elect, by written notice to the Company delivered ten (10) business days prior to any regular date for the vesting of Stock pursuant to
   Section 3 (or upon execution of this Agreement for Stock vesting upon such execution), to satisfy the Shareholder's obligation under this Section as to Stock vesting on such date by requesting the Company to purchase from the Shareholder on the vesting date, at a price per share of Stock equal to the Net Book Value Per Share, an amount of the Stock to be vested equal in value to the lesser of (A) the amount the Company has determined it is required to withhold on such date and (B) the amount set forth in the Shareholder's request. The Company shall be obligated to comply with each such request under this Section 17.

             18. Termination. Except as otherwise provided herein, this Agreement and all provisions thereof shall continue in force and effect until terminated by a majority of the Board of Directors of the Company and the Shareholder; provided, however, that obligations to make payments, if the events creating such obligations occurred prior to the termination, shall not hereby be terminated.

             19. Notice. Every notice or request required or permitted herein shall be in writing and shall be deemed given when delivered personally, sent by telecopy or facsimile (with receipt acknowledged) or mailed by United States registered or certified mail, return receipt requested and postage prepaid, to the recipient. Such notice, request or other communication will be sent to each party hereto at the addresses indicated below, until some other address shall have been designated in a written notice given in like manner:

             (A)  If to Holdings or the Company, to:

                  WPL Holdings, Inc.
                  Heartland Development Corporation
                  c/o WPL Holdings, Inc.
                  222 West Washington Avenue
                  P.O. Box 2568
                  Madison, Wisconsin 53701-2568
                  Attention:  Edward M. Gleason

                  With a copy to:

                  Foley & Lardner
                  777 East Wisconsin Avenue
                  Milwaukee, Wisconsin 53202-5367
                  Attention:  Benjamin F. Garmer, III

             (B)  If to the Shareholder or his Spouse, to:

                  Erroll B. Davis, Jr.
                  7829 Noll Valley Road
                  Verona, Wisconsin 53593

             20. Severability, Governing Law and Effect of Invalid Provisions. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted. This Agreement shall be governed by the laws of the State of Wisconsin.

             21. Successors and Assigns. This Agreement and each provision thereof (whether expressed or not) shall be binding upon and inure to the benefit of Holdings, the Company, the Shareholder, the Spouse and their respective successors, heirs, legatees, executors, personal representatives and assigns.

             22. Headings. The headings of this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

             23. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

             24. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and may not be modified orally or in any manner other than by any agreement in writing signed by all of the parties hereto.

             IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                 WPL HOLDINGS, INC.
                                 ("Holdings")



   [Corporate Seal]              By: /s/ Edward M. Gleason
                                 Its:  Vice President


                                 HEARTLAND DEVELOPMENT CORPORATION
                                 (the "Company")



   [Corporate Seal]              By: /s/ Edward M. Gleason
                                 Its:  Assistant Secretary


                                 SHAREHOLDER


                                 /s/ Erroll B. Davis, Jr.
                                 Erroll B. Davis, Jr.



             The undersigned Spouse of the Shareholder acknowledges that she has read this Agreement and consents to its terms, to the disposition made herein of any interest she may have in the Shareholder's Stock at any time through marital property or otherwise and to the determination of purchase price.


                                 /s/ Elaine E. Davis
                                 Name  Elaine E. Davis